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Exhibit 10.34

July 21, 2000

Mr. Wayne B. Goldberg
307 Sheffield Avenue
Powell, OH 43065

Dear Wayne:

        I am very pleased to confirm our offer of the position of Group Vice President of Operations. This letter provides a confirmation of the compensation and benefits offered to you as we had discussed.

Salary:	$225,000 annually. Salary will be reviewed on the anniversary date of your employment.
Bonus:
Participation in our executive bonus plan with a target bonus of 40% of base pay and a maximum potential bonus of 80% of base pay. A copy of the bonus plan is enclosed for your review. For the business plan year 2000, your bonus will be guaranteed at 40% of base pay prorated from July 24, 2000, assuming this is your first day of employment.
Sign On Bonus:	$100,000
Stock Options:
Participation in our Non-qualified Stock Option Plan with an initial grant of options to purchase 100,000 shares of Meditrust paired share stock (pending approval of the Board of Directors). The exercise price for the options will be set at fair market value at the close of the market on the first date of employment. These options vest over four years—25% on each of the successive anniversary dates of the effective date of your employment, pursuant to said Stock Option Plan.
Car Allowance:	You will receive a car allowance of $1000 per month in lieu of reimbursement for use of your personal vehicle for business.
Vacation:	You will be eligible to take three weeks of vacation each calendar year, prorated for the first year of employment.
Other Benefits:
Enclosed you will find a detailed explanation of our health, life, dental, long-term disability and other benefit plans. You are eligible to enroll in our Flexible Benefits program on the first of the month after one full month of service.
Relocation:	Reimbursement for normal costs in connection with a relocation as explained in the enclosed policy.

Severance:
Although La Quinta does not generally have employment contracts for our officers, we will commit that if your employment terminates without cause (either by the company or by you for the reasons noted in (a)-(c) below), your severance payment will be one (1) year of salary plus the target bonus for that year (the "severance period.") Furthermore, in the event you are terminated without cause, you will be entitled to continue to receive during the severance period such company provided group health insurance, life insurance and long-term disability coverage as are in effect for you at the time of termination. In the event your employment with La Quinta is terminated voluntarily (except for the reasons noted in (a)-(c) below), or by reason of death, disability (which may entitle you to coverage under the long-term disability plan) or for "cause," no severance would be due or payable. For purposes thereof, "cause" shall be (a) your willful and continuing failure to discharge your duties and responsibilities to La Quinta, (b) any material act of dishonesty involving La Quinta, or (c) conviction of a felony. The election on your part to terminate your employment because of: a) the assignment duties which are materially inconsistent with your position or any action by the Company which results in material diminution or a material adverse change in such position; b) any material breach of this understanding by the Company; or c) a relocation of your principal base of operations to any location which requires you to increase your daily inbound commute by more than 45 minutes shall be considered to be a "without cause" termination for the above purposes. Should such election on your part to terminate under the above circumstances occur following a Change of Control, the benefits specified following a Change of Control, as hereinafter specified, will control. Any disputes arising out of this arrangement will be arbitrated in the State of Texas under the rules of the American Arbitration Association. The judgment of the arbitrator is final. The prevailing party shall receive costs and attorneys' fees paid. If termination of employment is due to a Change of Control, then your severance would be two (2) years salary and two (2) years of the respective target bonus (the "extended severance period.") Furthermore, you will be entitled to receive during the extended severance period such company-provided group health insurance, life insurance and long-term disability coverage as are in effect for you at the time of termination. "Change of Control" shall mean: (1) any transaction, or series of transactions, including, but not limited to any merger, consolidation, or reorganization, which results when any "person" as defined in Section 3(a)(9) of the Exchange Act and as used in Sections 13(d) and 14(d) thereof, including a "group" as defined in Section 13(d) of the Exchange Act, but excluding the Company, any subsidiary of the Company, and any employee benefit plan sponsored or maintained by the Company or any subsidiary of the Company, directly or indirectly, becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) of securities of the Company representing more than 50% of the combined voting power of the Company's then outstanding securities; (2) when, during any period of 24 consecutive months the individuals who, at the beginning of such period, constitute the Board (the "Incumbent Directors") cease for any reason other than death to constitute at least a majority of the Board; provided, however, that a director who was not a director at the beginning of such 24-month period shall be deemed to have satisfied such 24-month requirement (and be an Incumbent Director) if such director was elected by, or on the recommendation of or with the approval of, at least two-thirds of the directors who then qualified as Incumbent Directors either actually (because they were directors at the beginning of such 24-month period) or by prior operation of this section; or (3) when the stockholders of the Company approve a plan of complete liquidation of the Company; or an agreement for the sale or disposition of substantially all the Company's assets other than a sale of the Company's health care assets; or a merger, consolidation, or reorganization of the Company in which stockholders of the Company immediately prior to the transaction own less than 50% of the combined voting power of the surviving entity. Provided, however, in the event that the Change of Control under (1) above occurs in a transaction with Accor S.A. or any of its affiliates, then you shall have the option for thirty (30) days following consummation of said transaction to terminate your employment and trigger the aforesaid severance benefits. In addition, if a Change of Control should occur, and prior to July 23, 2003 your employment is terminated "without cause" or due to Accor S.A. involvement, the Company agrees to purchase your Dallas area residence at its appraised value (as established by La Quinta).

House Purchase:	La Quinta agrees to purchase your Ohio residence at its appraised value (as established by La Quinta).
Taxes:
To the extent any payment to you upon a "Change of Control" is subject to an excise tax under Section 4999 of the Internal Revenue Code or any similar federal or state excise tax ("Excise Tax") you will be paid an additional amount the ("Gross-Up Payment") such that after the payment by you of all federal, state or local income taxes, excise taxes, FICA tax or other taxes imposed upon receipt of the Gross-Up Payment, you will retain an amount of the Gross-Up Payment equal to the Excise Tax imposed on the severance payment and benefits referenced herein. Payment of such Excise Tax shall be further governed by the terms and conditions in Exhibit "A", attached hereto.
Start Date:	Your start date is July 24, 2000.

        Please call me if you have any questions regarding this letter, as it is important for both of us to have as clear and complete an understanding as possible.

        I look forward to working with you and am confident that you are fully capable of making a significant contribution to the success of La Quinta Inns. Welcome aboard.

Sincerely,

/s/ Butch

Francis W. Cash
President and CEO

FWC:vae

Encl.

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  Exhibit 10.34